EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OF INCORPORATION
Sunworks United, Inc. MD Energy, Inc. Plan B Enterprises, Inc., a California corporation d/b/a Universal Racking Solutions	California California California